                                                                     EXHIBIT 4.7




                    JOINDER IN SHAREHOLDER RIGHTS AGREEMENT



      THIS JOINDER (this "Agreement") is made on June 29, 2000, by YellowBrix, Inc., a Delaware corporation (the "Company"), and Triad Media Ventures LLC, a Delaware limited liability company ("Investor").



                                    RECITALS



      A. Investor has agreed to acquire $1,000,000 shares of the Company's common stock, par value $.001 per share ("Common Stock"), at $3.72 per share in exchange for certain media credits.


      B. On March 9, 2000, the Company entered into a Shareholder Rights Agreement (the "Shareholder Rights Agreement") with certain private placement investors ("Private Placement Investors") who had purchased shares of Common Stock in a private placement financing at the same per share price as Investor. This Shareholder Rights Agreement extends certain incidental registration rights to the Private Placement Investors and imposes transfer restrictions and other obligations on the Private Placement Investors.

      C. Investor's investment in the Company is subject to its joinder in the Shareholder Rights Agreement, a copy of which has been provided to Investor.

      NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

      Investor agrees to become a party to the Shareholder Rights Agreement and to be bound by the provisions of the Shareholder Rights Agreement as if Investor were an original signatory thereto. Investor shall be deemed to be a Private Placement Investor under the Shareholder Rights Agreement for all purposes and the Company agrees to recognize Investor as a Private Placement Investor under the Shareholder Rights Agreement for all purposes. Schedule I of the Shareholder Rights Agreement shall be amended to reflect the addition of Investor as a Private Placement Investor and as a party to the Shareholder Rights Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


YELLOWBRIX, INC.                        TRIAD MEDIA VENTURES LLC
                                        By: Triad Media Management LLC

By: /s/  DAVID C. HOPPMAN
   ----------------------------
   David C. Hoppmann                    By: /s/ GIJS VAN THIEL
   President and CEO                       ---------------------------------
                                           Gijs van Thiel, Managing Member